UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   February 28, 2013

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North Mo-Pac Expressway Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (512) 349-0300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Issuance of Promissory Notes

On February 28, 2013, Crossroads Systems, Inc. (the “Company”) issued promissory notes (the “Notes”) to two investors, referred to as the “holders,” for an aggregate principal amount of $550,000. One promissory note in the stated principal amount of $300,000 was issued to ACT Capital Partners, LP, and the other promissory note in the stated principal amount of $250,000 was issued to James E. Besser. Each of the holders is a greater than 5% beneficial stockholder of the Company.

The principal amounts of the Notes will be due and payable on the earlier of the date that the Company consummates a financing transaction that results in net proceeds to the Company of at least $3 million and April 15, 2013. If any principal amounts remain outstanding on a Note as of the maturity date, the Company must issue to the holder warrants exercisable for 1,000 shares of the common stock of the Company for each $10,000 of principal amount that remains outstanding on the Note as of the maturity date. The warrants will have a term of five years from the date of issuance and an exercise price per share equal to the weighted average closing price per share for the Company’s common stock on the primary market where the Company’s common stock is listed or quoted as of the date of issuance. On each succeeding thirtieth day anniversary after the date of the initial issuance of any warrants under a Note, the Company will issue to the holder additional warrants exercisable for 1,000 shares of the common stock of the Company for each $10,000 of principal amount that remains outstanding on the Note as of that anniversary date. If any amounts remain outstanding under the Notes and the financing is completed prior to April 15, 2013, each holder may elect to convert some or all of the principal that is still outstanding under its Note into the securities that are issued in the financing. The conversion will be at a discount of 15% to the issue price that securities are issued in the financing.

Interest on the Notes is equal to $30,000 under the Note with a stated principal amount of $300,000 and $25,000 under the Note with a stated principal amount of $250,000, payable on the maturity date.

The Company has the right to prepay, in whole or in part, the principal of the Notes without premium or penalty.

The Notes contain customary covenants, including reporting requirements for certain circumstances and maintenance of legal existence and properties.

An event of default occurs under the Notes if the Company fails to pay when due any amounts due under the Notes, the Company breaches any of its representations, warranties or covenants contained in the Notes and such breach continues uncured or unremedied for a period of five days after written notice of the default from the holder, an “Event of Default” has occurred under the Company’s existing bank loan agreement and the bank has accelerated the maturity of the Company’s obligations under that agreement, and certain circumstances of bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts.

Upon the occurrence of an event of default under the Notes, the holders may declare all outstanding principal of the Notes immediately due and payable, reduce any claim to judgment and exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by equity, or otherwise. However, an event of default relating to certain circumstances of bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts will cause the amounts payable by the Company under the Notes to become immediately and automatically due and payable.

Subordination Agreements

Crossroads Systems (Texas), Inc., a subsidiary of the Company and the borrower under the Company’s bank loan agreement (the “Borrower”), and the holders of the Notes each entered into a subordination agreement with the bank whereby each holder agreed to subordinate to the bank any security interest or lien that the holder may have in any property of the Borrower and that the security interests of the bank and all related proceeds, including the collateral under the loan agreement will be senior to the security interests of the holder.

Under the terms of the subordination agreements, the Borrower’s obligations to the holders are subordinated in right of payment to all obligations of the Borrower to the bank, then existing or thereafter arising. However, the loans owed to the holders may be repaid from the net proceeds from any financing transaction consummated subsequent to the date of the subordination agreement, so long as such net proceeds are equal to or greater than $3 million.

Subject to the limitations set forth in the subordination agreements, the holders agreed not to receive from the Borrower, and the Borrower agreed not pay to the holders, all or any part of the subordinated debt until such time as the senior debt described under the subordination agreements has been fully paid in cash, the bank has no commitment or obligation to lend any further funds to the Borrower and all financing agreements between the bank and the Borrower are terminated. However, the holders are not prohibited from converting all or any part of the subordinated debt into equity securities of the Borrower, subject to limitations relating to securities with call, put or other conversion features that would obligate the Borrower to declare or pay dividends, make distributions or otherwise pay any money or deliver any other securities or consideration to the holders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 with respect to the Notes, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2013	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
Jennifer Crane Chief Financial Officer